UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2011
HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-51582 (Commission File Number)	56-2542838 (I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas (Address of principal executive offices)		77046 (Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information included under Item 2.03 of this Form 8-K, including Exhibit 10.1, is incorporated by reference under this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On March 3, 2011, Hercules Offshore, Inc. (“the Company”) entered into an amendment (the “Amendment”) to its credit agreement governing its $475 million term loan and $175 million revolving credit facility with a syndicate of financial institutions (the “Credit Facility”). A fee of 0.25%, or approximately $1.4 million, was paid to the lenders consenting to the Amendment, based on their total commitment.
          Among other things, the Amendment allows the Company to use cash to fund a portion of the purchase price for the assets of Seahawk Drilling, Inc. (“Seahawk”), as previously announced. In addition, the Amendment increases the Company’s investment basket from $25 million to $50 million. The amount available for borrowing under the Company’s revolving credit facility was reduced by $35.0 million to $140.0 million, and the interest rates on borrowings under the Credit Facility will increase to 5.5% plus the London Interbank Offered Rate (“LIBOR”) for Eurodollar Loans and 4.5% plus the Alternate Base Rate for ABR Loans, compared to prior rates of 4.0% plus LIBOR for Eurodollar Loans and 3.0% plus the Alternate Base Rate for ABR Loans. There will continue to be a 2.0% floor rate on LIBOR for Eurodollar Loans and a minimum base rate of 3.0% with respect to ABR loans.
          Depending upon whether or not the Seahawk acquisition has been completed in the relevant quarter, the Amendment would revise the covenant threshold levels of the Total Leverage Ratio, as defined in the Credit Agreement, according to the following schedule:

		Amended Total	Amended Total
		Leverage Ratio	Leverage Ratio
		(if Seahawk	(if Seahawk
		Acquisition has	Acquisition has
		been	not been
		consummated	consummated
		during or prior to	during or prior to
	Previous Total	the relevant Test	the relevant Test
Period	Leverage Ratio	Period)	Period)
October 1, 2010—December 31, 2010	7.50 to 1.00	No Change	No Change
January 1, 2011—March 31, 2011	7.00 to 1.00	No Change	No Change
April 1, 2011—June 30, 2011	6.75 to 1.00	No Change	No Change
July 1, 2011—September 30, 2011	6.00 to 1.00	7.50 to 1.00	7.50 to 1.00
October 1, 2011—December 31, 2011	5.50 to 1.00	7.75 to 1.00	7.75 to 1.00
January 1, 2012—March 31, 2012	5.25 to 1.00	7.50 to 1.00	7.75 to 1.00
April 1, 2012—June 30, 2012	5.00 to 1.00	7.25 to 1.00	7.50 to 1.00
July 1, 2012—September 30, 2012	4.75 to 1.00	6.75 to 1.00	7.00 to 1.00
October 1, 2012—December 31, 2012	4.50 to 1.00	6.25 to 1.00	6.50 to 1.00
January 1, 2013 —March 31, 2013	4.25 to 1.00	6.00 to 1.00	6.25 to 1.00
April 1, 2013 and thereafter	4.00 to 1.00	5.75 to 1.00	6.00 to 1.00

In addition, the Amendment exempts the pro forma treatment of historical results from the Seahawk assets with respect to the calculation of the financial covenants in the Credit Agreement.
          This description of the Amendment is a summary only and is qualified in its entirety by the full and complete terms of the Amendment, a copy of which is attached to this Current Report as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description

10.1*	Amendment No. 3 to Credit Agreement, dated as of March 3, 2011, by and among the Company, as borrower, its subsidiaries party thereto, as guarantors, the Issuing Banks (as defined in the Credit Agreement) party thereto, and UBS AG, Stamford Branch, as administrative agent for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as defined in the Credit Agreement) for the Secured Parties (as defined in the Credit Agreement).

*Schedules and other attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedules and other attachments to the SEC upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: March 8, 2011	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Amendment No. 3 to Credit Agreement, dated as of March 3, 2011, by and among the Company, as borrower, its subsidiaries party thereto, as guarantors, the Issuing Banks (as defined in the Credit Agreement) party thereto, and UBS AG, Stamford Branch, as administrative agent for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as defined in the Credit Agreement) for the Secured Parties (as defined in the Credit Agreement).

*Schedules and other attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedules and other attachments to the SEC upon request.